Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp Reports Fourth Quarter and Full Year 2010 Earnings

Fremont, Michigan, Feb. 22, 2011 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-exclusive property and casualty insurance carrier, today announced financial results for the fourth quarter and full year ended Dec. 31, 2010. The Company reported revenues of $17.1 million for the quarter, an increase of 12.8% from the fourth quarter of 2009, reflecting strength in net premiums earned from its product offerings, as well as a substantial increase in realized gains on investments during the quarter.

Highlights for the quarter and full year:

•	Net income of $0.14 per diluted share for the quarter, down from $1.07 per diluted share last year, driven by an underwriting loss, partially offset by realized gains on investments

•	Combined ratio of 108.6% for the quarter, up from 88.5% in the fourth quarter 2009, resulting from a higher loss and loss adjustment expense ratio across all business lines

•	Net income of $1.35 per diluted share for the full year 2010, down from $2.38 last year, as a result of higher underwriting losses and softer investment income partially offset by realized gains

•	Combined ratio of 104.4% for the full year, up from 95.0% for 2009

•	Book value per share increased to $27.52, up from $26.33 as of Dec. 31, 2009

“The fourth quarter was characterized by a continuation of soft market conditions, increased losses in personal auto and weather events which adversely affected our bottom-line results,” said Richard E. Dunning, President and CEO. “Despite the tough conditions we faced throughout 2010, we remained committed to our disciplined underwriting philosophy. This was a key factor in our ability to outperform our peers and grow our direct premiums written by 12.7%, based on solid gains in new business and renewals that were due in large part to the strong partnerships we maintain with our agents, who ranked us as the third-best carrier in the state for doing business.”

Net income for the quarter ended Dec. 31, 2010 was $0.3 million, or $0.14 per diluted share, compared to $1.9 million, or $1.07 per diluted share, in the fourth quarter of 2009. Fremont generated direct premiums written of $18.7 million during the quarter, compared to $17.2 million the prior year, an increase of 8.8%. Growth in direct premiums written was driven by growth in the personal segment, which increased by $1.5 million, or 12.1%, and the farm segment, which increased by $35,000, or 2.4%.

For the full year, net income was $2.4 million, or $1.35 per diluted share, compared with net income of $4.2 million, or $2.38 per diluted share, in 2009. Revenues for the full year grew 14.2%, to $65.0 million, from $56.9 million a year earlier. For 2010, Fremont generated direct premiums written of $75.3 million, compared to $66.9 million in 2009, an increase of 12.7%. Full-year growth in direct premiums written was the result of growth in the personal segment, which increased by $6.9 million, or 14.3%; the commercial segments, which increased by $1.4 million, or 12.8%; and the farm segment, which increased by $0.2 million, or 3.8%.

Kevin G. Kaastra, Vice President of Finance, added: “The increase in our 2010 combined ratio to 104.4%, compared with 95.0% last year, was driven by an increase in the loss and LAE ratio to 72.7%,

which was up from 63.2% a year ago. The increase in the loss and LAE ratio was broadly based, reflecting increases in personal, farm and marine lines. The resulting underwriting loss and its impact on our bottom line results was more than offset by a significant increase in realized gains on investments and net investment income.

Consolidated Highlights

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	%	2010	2009	%
Consolidated revenues	$17,087,628	$15,142,623	12.8%	$65,037,004	$56,946,932	14.2%
Net income	$254,229	$1,914,113	-86.7%	$2,441,540	$4,244,814	-42.5%
Weighted average shares outstanding	1,775,227	1,747,648		1,764,580	1,749,196
Basic earnings per share	$0.14	$1.10	-87.3%	$1.38	$2.43	-43.2%
Diluted earnings per share	$0.14	$1.07	-86.9%	$1.35	$2.38	-43.3%
Direct premiums written	$18,671,627	$17,157,454	8.8%	$75,318,525	$66,856,297	12.7%
Loss and LAE ratio	80.8%	56.7%		72.7%	63.2%
Expense ratio	27.8%	31.8%		31.7%	31.8%
Combined ratio	108.6%	88.5%		104.4%	95.0%
Net investment income	$390,643	$490,921	-20.4%	$1,632,940	$1,964,735	-16.9%
Realized investment gains	$1,050,426	$543,033	93.4%	$3,677,250	$806,501	356.0%
Operating (loss) income (1)	$(747,299)	$2,259,361	-133.1%	$(270,726)	$5,256,440	-105.2%
Operating (loss) income per share (1)	$(0.42)	$1.29	-132.6%	$(0.15)	$3.01	-105.0%
Cash dividends declared per share	$0.04	$0.04	0.0%	$0.16	$0.13	23.1%
Book value per share	$27.52	$26.33	4.5%	$27.52	$26.33	4.5%

(1)	Operating (loss) income is a non-GAAP financial measure defined as pre-tax income excluding net realized gains (losses) on investments.

For the full year, direct premiums written increased 12.7% compared with 2009, with personal and commercial lines showing solid gains, farm showing a more modest gain and marine premiums declining slightly. Direct premiums written for the personal segment increased 14.3%, and direct premiums written for the commercial segment increased 12.8%. Within the personal segment, personal auto was up 20.6% and homeowners rose 7.9%. New business for personal auto increased 16.5%, while renewals were up 21.4%. Homeowner new business premiums were up 11.2%, with renewal premiums up 7.4%. These results were driven by a number of factors, including the ease of placing personal auto business through Fremont Complete, the Company’s award-winning, web-based rating platform; rate increases; account rounding of current Fremont homeowner business; and a continuation of a solid renewal retention ratio in the low 90s.

Direct premiums written for the commercial segment increased 12.8% in 2010, as renewal business was up 6.4% and new business was up 36.5%. All four products within the commercial segment experienced growth in direct premiums written in 2010, with commercial auto up 25.3%, commercial package up 18.8%, businessowners up 4.7%, and workers compensation up 3.7%. In August 2010, the Company added the commercial package product to its web-based rating application system, which made it easier for agents to quote and bind target market business with Fremont. Farm direct premiums written increased 3.8%, driven by renewals, which were up 6.4%. Farm new business was down 18.8%, but this was due to a large farm account written last year as new business which was then renewed in 2010. Direct premiums written for the marine segment were down 1.4% in 2010, with new and renewal premiums down 0.7% and 1.9%, respectively, as competition coupled with the challenging Michigan economy made it difficult to grow this segment in 2010.

In 2010, Fremont generated a loss and LAE ratio of 72.7%, which increased from the 63.2% reported in 2009. The personal segment’s loss and LAE ratio increased 10.8 percentage points, to 77.0%. The increase in the loss ratio was primarily due to a higher loss ratio in the personal auto product line as well as an increase in weather-related losses. In 2010, personal auto generated a loss and LAE ratio of 87.6% compared to 66.7% in 2009. The increase was due to a jump in loss severity in personal auto casualty-related losses. Homeowner’s experienced a loss ratio of 69.7% in 2010, compared to 68.7% in

2009. The increase was a result of weather-related losses arising from storms that occurred in April and October of 2010. The commercial segment’s loss and LAE ratio fell slightly from 2009, while the farm segment’s loss and LAE ratio increased to 64.8% in 2010 from 50.5% in 2009 as a result of weather-related losses sustained in 2010 that were the result of the storms mentioned earlier. The marine segment’s loss and LAE ratio increased to 62.6% in 2010 from 59.3% in 2009 due to increased loss severity in 2010 as compared to the prior year.

Fremont’s expense ratio for 2010 decreased to 31.7% from 31.8% in 2009. The slight decrease was a result of 10.3% growth in net premiums earned combined with a decline in other underwriting costs as a percent of net premiums earned. Net investment income decreased in 2010 to $1.6 million, compared to $2.0 million in 2009. The decrease was a result of realized gains from sales of securities that are excluded from gross investment income. During 2010, sales and maturities of fixed income securities generated realized gains of $2.3 million, compared to realized gains of $0.8 million in 2009. The proceeds from sales were then reinvested into the lower interest rate environment, reducing the portfolio tax-equivalent book yield from 4.24% to 3.01% in 2010 and leading to the lower investment income. The tax-exempt municipal allocation of the fixed portfolio dropped from 38% to 29%; the corporate, Treasury, and mortgage-backed allocations increased modestly. These changes increased the portfolio liquidity and reduced exposure to state and local governments, which continue to face budget pressures and negative sentiment. During 2010, sales of equity securities generated realized gains of $1.4 million, compared to gains of $11,000 in 2009.

Dunning concluded: “While the market in Michigan remained challenging in 2010, we are pleased that some rate strengthening was evident near year-end. The significant investments we’ve made in new technology, such as our Fremont Complete system, as well as innovative marketing programs, including our association with the “Pure Michigan” campaign, continued to pay dividends in terms of increased agent satisfaction and loyalty and heightened brand awareness in 2010. We will continue to make such investments and rely on our dedicated team of experienced associates and independent agents, who fostered our growth in 2010 and who will be important sources of support as we move forward.

“With regard to the recently revised unsolicited offer from Biglari Holdings, Inc., we issued a news release on Jan. 12, 2011 noting that the Board of Directors has asked its previously appointed Special Committee to review the matter and make an appropriate recommendation to the Board on what it believes to be in the best interests of all shareholders and the Company. The Special Committee disclosed that it retained Philo Smith Capital Corporation as its financial advisor to explore a broad range of strategic alternatives to enhance shareholder value, and Honigman Miller Schwartz and Cohn LLP as its legal advisor to assist in its evaluation. The Special Committee is undertaking a careful examination of the issues in fulfillment of its fiduciary duties and will make a recommendation when it is feasible to do so. In the meantime, we will continue to operate Fremont in a way that strengthens our relationships with our agents and the communities we serve, while enhancing shareholder value.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

Fremont Michigan InsuraCorp, Inc. and Subsidiary

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Direct premiums written	$18,671,627	$17,157,454	$75,318,525	$66,856,297

Net premiums written	$15,280,367	$14,183,644	$62,118,983	$55,657,149

Revenues
Net premiums earned	$15,448,154	$13,951,634	$59,056,470	$53,531,831
Net investment income	390,643	490,921	1,632,940	1,964,735
Net realized gains on investments	1,050,426	543,033	3,677,250	806,501
Other income	198,405	157,035	670,344	643,865

Total revenues	17,087,628	15,142,623	65,037,004	56,946,932
Expenses
Loss and LAE	12,486,346	7,908,063	42,933,886	33,843,539
Policy acquisition and other underwriting expenses	4,298,155	4,432,166	18,696,594	17,040,452

Total expenses	16,784,501	12,340,229	61,630,480	50,883,991
Income before federal income tax expense	303,127	2,802,394	3,406,524	6,062,941
Federal income tax expense	48,898	888,281	964,984	1,818,127

Net income	$254,229	$1,914,113	$2,441,540	$4,244,814

Earnings per share
Basic	$.14	$1.10	$1.38	$2.43
Diluted	$.14	$1.07	$1.35	$2.38

Fremont Michigan InsuraCorp, Inc. and Subsidiary

Consolidated Balance Sheets

(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Investments:
Fixed maturities available for sale, at fair value	$57,686,802	$56,483,580
Equity securities available for sale, at fair value	18,121,044	11,183,580
Mortgage loans on real estate from related parties	231,942	239,303

Total investments	76,039,788	67,906,463
Cash and cash equivalents	6,364,648	7,063,679
Premiums due from policyholders, net	11,556,272	10,087,998
Receivable from sale of investments	—	—
Amounts due from reinsurers	11,197,774	7,859,452
Prepaid reinsurance premiums	2,568,638	1,856,343
Accrued investment income	552,678	600,648
Income taxes recoverable	698,672	—
Deferred policy acquisition costs	4,369,900	3,913,551
Deferred federal income taxes	2,913,698	3,155,625
Property and equipment, net of accumulated depreciation	3,513,902	2,787,134
Other assets	83,088	33,175

	$119,859,058	$105,264,068

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$29,344,160	$21,331,243
Unearned premiums	32,579,456	28,886,128
Reinsurance funds withheld and premiums ceded payable	75,263	96,697
Accrued expenses and other liabilities	8,877,625	8,905,213

Total liabilities	70,876,504	59,219,281

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,779,674 and 1,749,032 shares issued and outstanding at December 31, 2010 and 2009, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	9,813,362	9,037,405
Retained earnings	38,388,455	36,332,648
Accumulated other comprehensive income	780,737	674,734

Total stockholders’ equity	48,982,554	46,044,787

Total liabilities and stockholders’ equity	$119,859,058	$105,264,068